Exhibit 99.1

Hungarian Telephone and Cable Corp.
1201 Third Avenue	Bocskai ut 134-136
Seattle, WA 98101-3034 — U.S.A.	H-1113 Budapest, Hungary
Phone (206) 654-0204 — Fax (206) 652-2911	Phone (361) 888-3535 — Fax (361) 888-3636
FOR:	HUNGARIAN TELEPHONE AND CABLE CORP.
COMPANY
CONTACT:	Torben V. Holm Chief Executive Officer
Hungary:	(011) 361-888-3535
U.S.:	(206) 654-0204

        FOR IMMEDIATE RELEASE

HUNGARIAN TELEPHONE AND CABLE CORP.
ANNOUNCES €200 MILLION FLOATING RATE SENIOR NOTES OFFERING THROUGH ITS
WHOLLY-OWNED SUBSIDIARY HTCC HOLDCO II B.V.

        SEATTLE, Wash., April 13, 2007—Hungarian Telephone and Cable Corp. (AMEX:HTC) today announced an offering (the "Offering") through its wholly-owned subsidiary, HTCC Holdco II B.V. (the "Issuer"), of Floating Rate Senior Notes ("the Notes") for approximately €200 million. Upon consummation of the acquisition of Invitel ZRt. ("Invitel") by Hungarian Telephone and Cable Corp., Magyar Telecom B.V. ("Matel"), the current parent company of Invitel ZRt. ("Invitel"), will assume the obligations under the Notes, and also become the parent company of Hungarotel ZRt. ("Hungarotel"), PanTel ZRt. ("PanTel") and PanTel Technocom Kft. The proceeds from the Offering will be used to partly finance the acquisition of Invitel by Hungarian Telephone and Cable Corp. and refinance the indebtedness of Hungarotel and PanTel.

ABOUT HUNGARIAN TELEPHONE AND CORP.

        Hungarian Telephone and Cable Corp. is the leading alternative telecommunications service provider in the Republic of Hungary with a presence in other countries in Central and Eastern Europe.

        This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These and all forward-looking statements are only predictions of current plans that are constantly under review by the Company. Such statements are qualified by important factors that may cause actual results to differ from those contemplated, including as a result of those factors detailed from time to time in the Company's Securities and Exchange Commission filings. The information included in this press release should be read in conjunction with the Company's filings with the U.S. Securities and Exchange Commission including, but not limited to, reports on Forms 10-K and 10-Q. The Company has no obligation to update or revise these forward-looking statements to reflect the occurrence of future events or circumstances.

        This press release is not an offer to sell or a solicitation of any offer to buy the securities in the United States; the securities have note been, and will not be, registered under the U.S. Securities Act of 1933 and may not be offered or sold in the United States or to, or for the account or benefit of, U.S. persons (as such term is defined in Regulation S under the U.S. Securities Act of 1933) absent registration or an exemption from registration. There will be no public offer of securities in the United States. Any offering of securities will be made only by means of an offering circular, which contains detailed information about Invitel, HTCC and their respective management and financial statements.

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